Exhibit 99.3

FOR IMMEDIATE RELEASE

MTR GAMING GROUP, INC. ANNOUNCES INITIATION OF SOLICITATION
OF CONSENTS FROM HOLDERS OF SENIOR NOTES
AND SENIOR SUBORDINATED NOTES

Chester, West Virginia — June 4, 2007 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) announced today that it is soliciting consents from the holders of MTR’s Senior Notes, Series B, due 2010, and its Senior Subordinated Notes, Series B, due 2012, to certain amendments to the Indentures governing the Senior Notes and Senior Subordinated Notes.  The proposed amendments are intended principally to increase from $85.0 million to $135.0 million the permitted debt “basket” for debt incurred under MTR’s secured revolving Credit Agreement pursuant to the debt incurrence covenant set forth in the Indentures.

The consent solicitation will expire at 5:00 p.m. Eastern Time on June 14, 2007 unless extended (such time and date, as may be extended, the “Expiration Time”).  Holders of record of the Senior Notes and Senior Subordinated Notes as of 5:00 p.m. Eastern Time on June 1, 2007 (the “Record Date”), are entitled to consent to the proposed amendments.  MTR will pay a consent payment equal to $7.50 per $1,000 principal amount of Senior Notes and $20.00 per $1,000 of Senior Subordinated Notes to each holder of record as of the Record Date who has delivered and not revoked a valid consent prior to the Expiration Time.  Holders of Senior Subordinated Notes may be entitled to certain additional payments.

Adoption of the proposed amendments and payment of the consent payments and additional payments are each subject to certain conditions, including without limitation, the receipt of the consent of holders of at least a majority in principal amount, respectively, of the outstanding Senior Notes and Senior Subordinated Notes.  For a complete statement of the terms and conditions of the consent solicitation and the proposed amendments, holders of the Senior Notes and Senior Subordinated Notes should refer to the Consent Solicitation Statement, the related Letter of Consent and other materials, dated June 4, 2007 (the “Consent Materials”).

MTR has retained Jefferies & Company to serve as the Solicitation Agent for the consent solicitation.  Questions regarding the consent solicitation may be directed to Jefferies & Company at (203) 708-5831, or in writing at The Metro Center, One Station Place, Three North, Stamford, CT 06902, Attention: Tim Lepore.  Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent, by telephone at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or in writing at 105 Madison Avenue, New York, NY  10016, Attention: Kevin Auten.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes.  The consent solicitation is being made only in accordance with the Consent Materials.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; Scioto Downs in Columbus, OH; the Ramada Inn and Speedway Casino in North Las Vegas, NV (which is under contract for sale); and Binion’s Gambling Hall & Hotel in Las Vegas, NV.  The Company also a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, MI, and 50% interest in the North Metro Harness Initiative, LLC, which is constructing a harness racetrack and card room 30 miles north of downtown Minneapolis.  MTR is included on the Russell 2000® and Russell 3000® indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

MTR Gaming Group, Inc.	Investor Relations Counsel:
Steven D. Overly, 304-387-8558	The Equity Group Inc.
VP, Business and Legal Affairs	Loren G. Mortman, 212-836-9604
soverly@mtrgaming.com	LMortman@equityny.com
www.mtrgaming.com	www.theequitygroup.com